  EXHIBIT 23.1

Pinnacle Accountancy Group of Utah

CERTIFIED PUBLIC ACCOUNTANTS

A DBA OF HEATON & COMPANY, PLLC

1438 NORTH HIGHWAY 89, SUITE 120

FARMINGTON, UTAH  84025

_______________

(801) 447-9572     FAX (801) 447-9578

To the Board of Directors

Pacific Sports Exchange, Inc.

Punta Gorda, FL

We hereby consent to the incorporation of our report dated November 28, 2018 with respect to the financial statements of Pacific Sports Exchange, Inc. for the period from July 2, 2018 (inception) through August 31, 2018, in the Registration Statement of Pacific Sports Exchange, Inc. on Form S-1 filed on or about April 2, 2019.  We also consent the use of our name and the references to us included in the Registration Statement.

/s/ Pinnacle Accountancy Group of Utah.

Pinnacle Accountancy Group of Utah

Farmington, Utah

April 2, 2019